                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:


[ ] Preliminary proxy statement.


[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).


[X] Definitive proxy statement.


[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.
                                  SALTON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                  SALTON, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5) Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

        ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3) Filing Party:

        ------------------------------------------------------------------------

     (4) Date Filed:

        ------------------------------------------------------------------------

                                  SALTON LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Salton, Inc., will be held on Thursday, January 13, 2000 at 3:00 p.m. local time, at the Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois.

     The purposes of the Annual Meeting are:

     1. To elect two Class II Directors for a term expiring in 2002;

     2. To vote on an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000 shares;

     3. To ratify the appointment of Deloitte & Touche LLP as our auditors for the 2000 fiscal year; and

     4. To transact any other business that may properly be presented at the meeting.

     You must be a holder of Common Stock or Series A Voting Convertible Preferred Stock of record at the close of business on November 17, 1999 to vote at the Annual Meeting.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING AND VOTE.

                                          By Order of the Board of Directors

                                          David C. Sabin
                                          David C. Sabin
                                          Secretary
Chicago, Illinois
December 7, 1999

                                  SALTON, INC.
                           550 BUSINESS CENTER DRIVE
                         MOUNT PROSPECT, ILLINOIS 60056

                                PROXY STATEMENT

     The Board of Directors of the Company solicits your proxy for use at the Annual Meeting of Stockholders on Thursday, January 13, 2000, or at any adjournment thereof. We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about December 7, 1999 to all stockholders entitled to vote.

                    INFORMATION ABOUT THE MEETING AND VOTING

WHO MAY VOTE AT THE MEETING?

     Stockholders of record at the close of business on November 17, 1999 are entitled to notice of and to vote at the Annual Meeting. At the record date, 10,343,249 shares of common stock of the Company (the "Common Stock") were issued and outstanding. In addition, on the record date, 40,000 shares of Series A Voting Convertible Preferred Stock of the Company (the "Series A Preferred Stock"), were issued and outstanding, which were convertible on the record date into 3,529,412 shares of Common Stock.

HOW MANY VOTES DO I HAVE?

     Each share of Common Stock that you own entitles you to one vote. Each share of Series A Preferred Stock that you own entitles you to 88.2 votes (the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on the record date). The Common Stock and the Series A Preferred Stock vote as a single class and are identical in all respects with respect to matters subject to the vote of stockholders.

HOW DO I VOTE BY PROXY?

     Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

     If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

     - "FOR" the election of the two nominees for Class II Directors,

     - "FOR" the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares, and

     - "FOR" ratification of the appointment of independent auditors for fiscal 2000.

     If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

MAY I REVOKE MY PROXY?

     If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

     - You may send in another proxy with a later date.

     - You may notify the Company's Secretary in writing before the Annual Meeting that you have revoked your proxy.

     - You may vote in person at the Annual Meeting.

HOW DO I VOTE IN PERSON?

     If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on November 17, 1999, the record date for voting.

WHAT CONSTITUTES A QUORUM?

     A quorum of stockholders is necessary to hold a valid meeting. If stockholders entitled to cast at least a majority of all the votes entitled to be cast at the Annual Meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) are counted as present for establishing a quorum.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

PROPOSAL 1: ELECT TWO CLASS II
DIRECTORS                        The nominees for director in Class II who
                                 receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

                                 A broker non-vote will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

PROPOSAL 2: APPROVE AMENDMENT
TO
THE RESTATED CERTIFICATE OF
INCORPORATION                    The affirmative vote of a majority of the
                                 outstanding shares of Common Stock (assuming conversion of all outstanding shares of Series
                                 A Preferred Stock into Common Stock) is
                                 required to approve the amendment to our Restated Certificate of Incorporation. So, if you do not vote, or "abstain" from voting, it has the same effect as if you voted "against" the amendment.

PROPOSAL 3: RATIFY SELECTION
OF
AUDITORS The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of independent auditors. So, if you "abstain" from voting, it has the same effect as if you voted "against" this proposal.

THE EFFECT OF BROKER NON-VOTES   If your broker does not vote your shares on
                                 Proposal 3, such "broker non-votes" do not count as "shares present." This means that a broker non-vote would reduce the number of affirmative votes that are necessary to approve each of these proposals.

                                 For Proposal 2, a broker non-vote has the same effect as a vote "against" this proposal.

WHAT ARE THE COSTS OF SOLICITING THESE PROXIES?

     The Company will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals and to obtain authority to execute proxies. We will then reimburse them for expenses. We have also retained Georgeson Shareholder Communications Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay them a fee of approximately $4,000 plus out-of-pocket expenses.

HOW DO I OBTAIN AN ANNUAL REPORT ON FORM 10-K?

     IF YOU WOULD LIKE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 26, 1999, THAT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WE WILL SEND YOU ONE WITHOUT CHARGE. PLEASE WRITE TO:
               SALTON, INC.
               550 BUSINESS CENTER DRIVE
               MOUNT PROSPECT, ILLINOIS 60056
               ATTENTION: WILLIAM B. RUE
                        PRESIDENT AND CHIEF OPERATING OFFICER

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, having three-year terms that expire in successive years. The Board is comprised of three Class I Directors (David C. Sabin, William B. Rue and Robert A. Bergmann), two Class II Directors (Bert Doornmalen and Bruce G. Pollack) and two Class III Directors (Leonhard Dreimann and Frank Devine).

     We are seeking your vote on the selection of two Class II Directors at this Annual Meeting. The Class I and III Directors are not up for election this year and will continue in office for the remainder of their term.

     The Board of Directors has nominated Messrs. Doormalen and Pollack to stand for reelection as the Class II Directors. The term of the Class II Directors ends upon the election of Class II Directors at the 2002 annual meeting of stockholders.

     We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

                NAME                     AGE      POSITION WITH THE COMPANY      DIRECTOR SINCE
                ----                     ---      -------------------------      --------------
CLASS II DIRECTORS: (NOMINEES)
Bert Doornmalen......................    55     Director                              1994
Bruce G. Pollack.....................    40     Director                              1998
CLASS III DIRECTORS:
Leonhard Dreimann....................    51     Chief Executive Officer and           1988
                                                Director
Frank Devine.........................    55     Director                              1994
CLASS I DIRECTORS:
David C. Sabin.......................    50     Chairman of the Board of              1988
                                                Directors
William B. Rue.......................    52     President, Chief Operating            1998
                                                Officer and Director
Robert A. Begmann....................    33     Director                              1998

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

CLASS II DIRECTORS

     BERT DOORNMALEN has been a Director of the Company since July 1994. Mr. Doornmalen is the former Managing Director of Markpeak Ltd., a Hong Kong company which represents the Company in the purchase and inspection of products in the Far East, since 1981.


     BRUCE G. POLLACK has been a Director of the Company since August 1998. Mr. Pollack has been a Managing Director of Centre Partners Management LLC since 1995. Mr. Pollack is also a Partner of Centre Partners L.P. which he joined in 1991. Mr. Pollack serves as a director of KIK Corporation Holdings Inc., Rembrandt Photo Services and a number of other private corporations.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES.

DIRECTORS CONTINUING UNTIL 2000 ANNUAL MEETING

CLASS III DIRECTORS

     LEONHARD DREIMANN has served as Chief Executive Officer and a director of the Company since its inception in August 1988 and is a founder of the Company. From 1988 to July 1998, Mr. Dreimann served as President of the Company. From 1987 to 1988, Mr. Dreimann served as president of the Company's predecessor Salton, Inc., a wholly-owned subsidiary of SEVKO, Inc. Prior to 1987, Mr. Dreimann served as managing director of Salton Australia Pty. Ltd., a distributor of Salton brand kitchen appliances. From 1988 to December 1993, Mr. Dreimann served as an officer and a director of Glacier Holdings, Inc., a publicly-held company, and as a director of its wholly-owned subsidiary Glacier Water Systems, Inc. from 1987 to December 1993. Glacier Water developed, manufactured and marketed an in-home water filtration system. From 1989 to December 1993, Mr. Dreimann served as an officer and a director of Salton Time. During 1994, Glacier Holdings and its subsidiaries ceased operations and were liquidated.

     FRANK DEVINE has been a director of the Company since December 1994. Mr. Devine serves as a business consultant for various entities. He has founded or co-founded Bachmann-Devine, Incorporated, a venture capital firm, American Home, Inc., an importer of hand-loomed rugs and decorative accessories, World Wide Digital Vaulting, Inc., an on-line digital data storage company and Shapiro, Devine & Craparo, Inc., a household goods manufacturers representation company serving the retail industry. Mr. Devine also serves on the board of directors of these companies.

DIRECTORS CONTINUING UNTIL 2001 ANNUAL MEETING

CLASS I DIRECTORS

     DAVID C. SABIN has served as Chairman of the Company since September 1991 and has served as Secretary and a director of the Company since its inception in August 1988 and is a founder of the Company. Mr. Sabin served as the president and a director of Glacier Holdings from December 1988 through May 1994 and as a director of Salton Time Inc., a wholly-owned subsidiary of Glacier Holdings, since 1989. Salton Time was an importer and distributor of quartz wall and alarm clocks. From 1991 through May 1994, Mr. Sabin was an officer and a director of Stylemaster, Inc., a wholly-owned subsidiary of Glacier Holdings, which was engaged in the manufacture and distribution of plastic housewares articles. Stylemaster, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in March 1994. During 1994, Glacier Holdings and its subsidiaries ceased operations and were liquidated.

     WILLIAM B. RUE has been a director of the Company since August 1998. Mr. Rue has served as President of the Company since August 1998, as Chief Operating Officer of the Company since December, 1994 and as Chief Financial Officer and Treasurer of the Company from September, 1988 to January 1999. From 1985 to 1988, he was Treasurer of SEVKO, Inc. and from 1982 to 1984 he was Vice President-Finance of Detroit Tool Industries Corporation. Prior to that time, Mr. Rue had been employed since 1974 by the accounting firm of Touche Ross & Co.


     ROBERT A. BERGMANN has been a director of the Company since August 1998. Mr. Bergmann has been a Managing Director of Centre Partners Management LLC since 1995. From 1989 to 1991 and from 1993 to 1995, Mr. Bergmann was an Associate of Centre Partners L.P. Mr. Bergmann serves as a director of Rembrandt Photo Services and a number of other private corporations.


               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held six meetings during the fiscal year ended June 26, 1999.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee held two meetings during fiscal 1999. The Compensation Committee held two meetings during fiscal 1999. The Committees received their authority and assignments from the Board of Directors and report to the Board of Directors. Each director attended at least 75% of the meetings of the Board of Directors and 75% of the meetings of the Committees on which he served.

     The Audit Committee recommends the engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors. The Committee also reviews and evaluates the Company's accounting principles and its system of internal accounting controls. The Committee currently consists of Frank Devine, Bert Doormalen and Bruce Pollack.

     The Compensation Committee reviews and approves the Company's executive compensation policy, makes recommendations concerning the Company's employee benefit policies for executives, and has authority to administer the Company's stock option plans. The Committee currently consists of Frank Devine and Bert Doornmalen.

COMPENSATION OF DIRECTORS

     We compensate directors who are not employees of the Company with a fee in the amount of $7,500 per annum and $1,000 per meeting he or she attends (plus reimbursement for out-of-pocket expenses incurred in connection with attending such meetings).

EXECUTIVE OFFICERS' COMPENSATION

     The following table shows the total compensation received by the Company's Chief Executive Officer and its other executive officers for each of the fiscal years ending June 26, 1999, June 27, 1998 and June 28, 1997.

                           SUMMARY COMPENSATION TABLE


                                                                         LONG TERM COMPENSATION
                                                                     -------------------------------
                                     ANNUAL COMPENSATION                    AWARDS           PAYOUTS
                           ---------------------------------------   ---------------------   -------
                                                         OTHER       RESTRICTED
                                                         ANNUAL        STOCK      OPTIONS/    LTPP      ALL OTHER
        NAME AND                  SALARY     BONUS    COMPENSATION    AWARD(S)      SARS     PAYOUTS   COMPENSATION
   PRINCIPAL POSITION      YEAR      $         $         ($)(1)         ($)         (#)        ($)         ($)
   ------------------      ----   -------   -------   ------------   ----------   --------   -------   ------------
Leonhard Dreimann........  1999   500,000   625,000      48,642         --         94,768(2)   --             --(6)
  (Chief Executive         1998   350,000   191,552      55,364         --         70,721(3)   --         37,500
  Officer)                 1997   282,000   150,000      54,000         --             --      --             --
David C. Sabin...........  1999   500,000   625,000      20,295         --         94,768(2)   --             --(6)
  (Chairman and            1998   350,000   191,552      11,087         --         70,721(3)   --         37,500
  Secretary)               1997   251,000   150,000      17,000         --             --      --             --
William B. Rue...........  1999   370,000   437,500      13,886         --         94,768(2)   --             --(6)
  (President and Chief     1998   240,000   142,296      11,453         --         70,721(5)   --         34,423
  Operating Officer)       1997   192,000    50,000      17,000         --             --      --             --
John E. Thompson(4)......  1999    90,000        --          --         --          7,500(5)   --             --
  (Chief Financial
  Officer)


---------------

(1) Consists primarily of reimbursement for costs associated with use and maintenance of an automobile.

(2) Options were awarded on December 18, 1998 under the Company's 1998 Employee Stock Option Plan at an exercise price equal to the fair market value of the Common Stock on the date of grant ($13.92).

(3) Options were awarded on May 6, 1998 under the Company's 1995 Employee Stock Option Plan at an exercise price equal to the fair market value of the Common Stock on the date of grant ($8.16).

(4) Mr. Thompson joined the Company on January 7, 1999.

(5) Options were awarded on January 7, 1999 under the Company's 1998 Employee Stock Option Plan at an exercise price equal to the fair market value of the Common Stock on the date of grant ($15.92).

(6) Represents retroactive adjustment to compensation to December 19, 1997 in accordance with the executives' employment agreements.

     The following table sets forth certain information concerning options granted to the named executive officers during the fiscal year ended June 26, 1999.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE
                               ---------------------------------------------------     AT ASSUMED ANNUAL RATES
                               NUMBER OF     PERCENT OF                                    OF STOCK PRICE
                               SECURITIES   TOTAL OPTIONS   EXERCISE                      APPRECIATION FOR
                               UNDERLYING    GRANTED TO      OR BASE                         OPTION TERM
                                OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   ---------------------------
            NAME                GRANTED      FISCAL YEAR    ($/SHARE)      DATE          5%             10%
            ----               ----------   -------------   ---------   ----------       --             ---
Leonhard Dreimann............   94,768(1)       23.3%         13.92      12/18/08     $829,628      $2,102,418
David C. Sabin...............   94,768(1)       23.2          13.92      12/18/08      829,628       2,102,418
William B. Rue...............   94,768(1)       23.2          13.92      12/18/08      829,628       2,102,418
John E. Thompson.............    7,500(2)        1.8          15.92      01/07/09       75,090         190,293

---------------

(1) Options vest 33 1/3% on each anniversary of December 19, 1997.

(2) Options are fully vested.


     The following table sets forth certain information with respect to the unexercised options to purchase the Common Stock held by the named executive officers at June 26, 1999. None of the named executive officers exercised any stock options during the fiscal year ended June 26, 1999.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                      VALUE OF UNEXERCISED
                                                NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS/SARS AT
                                             OPTIONS/SARS AT FY-END (#)                   FY-END ($)(1)
                                           -------------------------------       -------------------------------
                 NAME                      EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
                 ----                      -----------       -------------       -----------       -------------
Leonhard Dreimann......................      162,825            55,160           $3,594,520         $1,156,267
David C. Sabin.........................      215,324            55,160            5,544,551          1,156,267
William B. Rue.........................      245,324            55,160            6,274,151          1,156,267
John E. Thompson.......................        7,500                --              123,750                 --

---------------

(1) Based on the fair market value of the Common Stock on June 26, 1999 ($32.42 share) less the option exercise price.

EMPLOYMENT AGREEMENTS

     David C. Sabin (Chairman of the Board), Leonhard Dreimann (Chief Executive Officer), and William B. Rue (President, Chief Operating Officer), have each entered into employment agreements (the "Employment Agreements"), effective as of December 19, 1997, which provide for their continued employment in their present capacities with the Company through December 31, 2001.

     Messrs. Sabin and Dreimann are entitled to an annual salary at the rate of $500,000. Mr. Rue is entitled to an annual salary at the rate $425,000, effective as of January 7, 1999. In addition, each of the executives is entitled to an annual bonus each calendar year during the term of the Employment Agreements ranging from 25% of his base salary (if the Company achieves threshold performance goals) to 100% of his salary (if the Company achieves target performance goals) to 125% of his salary (if the Company achieves maximum performance goals).

     Under the terms of the Employment Agreements, if the executive is terminated without cause or resigns with good reason, he is entitled to receive a lump-sum payment equal to his salary for the remainder of the term, plus the bonuses he would have received if the Company achieved target performance goals for the remainder of the term and other benefits which he would have been entitled to for the remainder of the term.

The termination of employment by the executive during the 30-day period immediately following the one-year anniversary of a change of control constitutes good reason under the executive's Employment Agreement. In addition, if the executive voluntarily terminates his employment within two years after a change of control of the Company, he is entitled to receive a lump sum payment equal to his salary and other benefits for the remainder of the term. The termination without cause of the executive or resignation for good reason by the executive constitutes good reason for the other the executives to resign under the Employment Agreements.

     Under the Employment Agreements, the Company granted to each of the executives on December 18, 1998 options to purchase 94,769 shares of Common Stock with an exercise price equal to $13.92 per share and has agreed to grant to each of the executives options to purchase an additional 94,769 shares of Common Stock with an exercise price equal to the closing price of the Common Stock on the NYSE on December 17, 1999. Upon a change of control prior to the granting of such options, each executive may elect to receive in lieu of the exercise of such options a lump sum payment equal to (1) the difference between
(x) the average of the closing price of the Common Stock on the NYSE for the five trading days immediately preceding the change of control and (y) $10.17, multiplied by (2) the number of shares of the Common Stock subject to such options.

     John E. Thompson (Chief Financial Officer) entered into an employment agreement effective as of November 24, 1999 which provides for his continued employment in his present capacity with the Company through December 31, 2001. Mr. Thompson is entitled to an annual salary at the rate of $200,000 and annual bonuses at the discretion of the Board. If Mr. Thompson is terminated without cause or resigns with good reason, he is entitled to receive a lump-sum payment equal to his salary for the remainder of the term and other benefits which he would have been entitled to for the remainder of the term. The termination of employment by Mr. Thompson during the 30-day period immediately following the one-year anniversary of a change of control constitutes good reason. In addition, if Mr. Thompson voluntarily terminates his employment within two years after a change of control of the Company, he is entitled to receive a lump sum payment equal to his salary and other benefits for the remainder of the term.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for administering the compensation program for the executive officers of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the compensation of the Company's Chief Executive Officer and other executive officers for the fiscal year ended June 26, 1999.

     OBJECTIVES AND POLICIES. The Company's executive compensation program is designed to enable the Company to recruit, retain and motivate the high quality employees it needs. As a result, the Committee has determined that executive compensation opportunities, including those for Mr. Dreimann, should create incentives for superior performance and consequences for below target performance.

     The Company's executive compensation mix includes a base salary, annual cash bonus awards and long-term compensation in the form of stock options. Through this compensation structure, the Company aims to:

     - attract and retain highly qualified and talented executives,

     - provide appropriate incentives to motivate those individuals to maximize stockholder returns by producing sustained superior performance, and

     - reward them for outstanding individual contributions to the achievement of the Company's near-term and long-term business objectives.

     The Committee's policy is that a significant portion of the executive's compensation opportunities must be tied to achievement of annual objectives of the Company.

     BASE SALARY. The base salary for Mr. Dreimann and the other executive officers are established by employment agreements between the Company and these executives. The Board of Directors approved the

Employment Agreements entered into by the executives effective December 19, 1997 after reviewing data derived from compensation surveys and other advisory services provided by an independent consultant and other publicly available competitive compensation data. The Committee may in its discretion make salary increases based on an assessment of each executive's performance against the underlying accountabilities of each executive's position.

     ANNUAL CASH INCENTIVES. Payments of bonuses to executives are tied to the Company's level of achievement of annual pretax earnings targets, establishing a direct link between executive pay and Company profitability. Annual pretax earnings targets are based upon the earnings budget for the Company as reviewed by the Board of Directors. Annual incentive payments are paid only when earnings exceed those set forth in the budget. Each of Messrs. Sabin, Dreimann and Rue is entitled to receive an annual cash bonus for each calendar year during the term of the Employment Agreement based on achievement of performance goals.

     STOCK OPTIONS. The Company's long-term incentives are in the form of stock option awards. The objective of these awards is to advance the longer term interests of the Company and its stockholders and complement incentives tied to annual performance. These awards provide rewards to executives upon the creation of incremental stockholder value and the attainment of long-term earnings goals. Stock options only produce value to executives if the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. The Committee decides on the number and timing of stock option grants to executive officers based on its assessment of the performance of each executive. The Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the prevailing circumstances. The Committee does not take into account the size of previous option grants and the number of options currently held by an executive in determining the number of stock options granted. The executive's right to the stock options generally vest over a period and each option is exercisable, but only to the extent it has vested, over a ten-year period following its grant.


     COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Dreimann's base salary for the fiscal year ended June 26, 1999 was based on his rights under his Employment Agreement, as described above. The bonuses, perquisites and other benefits received by Mr. Dreimann that are reported in the Summary Compensation Table were provided pursuant to such Employment Agreement. The Committee awarded Mr. Dreimann the cash bonus for calendar 1998 because the Company's financial performance significantly exceeded budgeted performance in 1998.


     LIMITS TO TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. The Committee is aware that this provision could apply to the Company in years, such as fiscal 1999, when the executives are paid bonuses based on the Company's financial performance significantly exceeding budgeted performance. The Committee will review from time to time in the future the potential impact of Section 162(m) on the deductibility of executive compensation. However, the Committee intends to maintain the flexibility to take actions that we consider to be in the best interests of the Company and our stockholders and which may be based on considerations in addition to tax deductibility.
     Compensation Committee
     Bert Doornmalen
     Frank M. Devine

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Bert Doornmalen, a director of the Company, is the former Managing Director of Markpeak, Ltd., a Hong Kong company. The Company recorded inventory purchases and paid commissions to Markpeak, Ltd. of approximately $187,925,000, $15,971,000 and $8,247,000 in fiscal years 1999, 1998 and 1997, respectively.
Markpeak acts as a buying agent on behalf of the Company with certain suppliers in the Far East.

     Mr. Frank M. Devine, a director of the Company, is a co-founder of the firm Shapiro, Devine and Craparo, Inc. ("SDC"), a manufacturers representation firm. The firm represents many major manufacturers of household products (including the Company) to the retail industry. The Company recorded commissions with SDC of approximately $498,000, $290,000 and $241,000 in fiscal years 1999, 1998 and 1997, respectively. Mr. Devine also provided consulting services to the Company during fiscal 1999, for which he received approximately $30,000.

PERFORMANCE GRAPH

     The following graph compares the performance of the Company with the performance of the Standard & Poor's 500 Stock Index (S&P 500) and the average performance of a group consisting of the Company's peer corporations which are industry competitors for the period from June 27, 1994 to June 26, 1999. The corporations making up the peer companies group are Craftmade International Inc., Helen of Troy Corp., National Presto Industries Inc., Rival Co., Singer Co. N.V., Sunbeam-Oster Company Inc. and Windmere-Durable Holdings, Inc. The graph assumes that the value of the investment in the Common Stock and each index was $100 at June 27, 1994 and that all dividends, if any, were reinvested.

                     5 YEAR CUMULATIVE TOTAL RETURN SUMMARY
PERFORMANCE GRAPH

                                                       SALTON INC                   S & P 500                PEER GROUP ONLY
                                                       ----------                   ---------                ---------------
1994                                                      100.00                     100.00                      100.00
1995                                                      105.53                     126.07                       81.18
1996                                                      211.13                     158.85                       90.73
1997                                                      361.13                     213.97                      189.42
1998                                                      652.80                     278.50                      114.22
1999                                                     2222.19                     341.88                       84.22

-----------------------------------------------------------------------------------------------------------------------
                                        STARTING
                                         BASIS
                                          1994         1995         1996         1997         1998         1999
Salton Inc ($)                          $100.00      $105.53      $211.13      $361.13      $652.80     $2,222.19
 S&P 500 ($)                            $100.00      $126.07      $158.85      $213.97      $278.50     $  341.88
 Peer Group Only ($)                    $100.00      $ 81.18      $ 90.73      $189.42      $114.22     $   84.22
-----------------------------------------------------------------------------------------------------------------------

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of November 17, 1999 by (i) each person known to the Company to beneficially own 5% or more of the Common Stock, (ii) each of the directors and executive officers of the Company and (iii) all executive officers and directors of the Company as a group. The number of shares of Common Stock shown as owned by the persons and group named below assumes the exercise of all currently exercisable options and the conversion of all shares of Series A Preferred Stock held by such persons and group, and the percentage shown assumes the exercise of such options and the conversion of such shares and assumes that no options held by others are exercised.

                                                                 NUMBER OF            PERCENTAGE
                                                                   SHARES             OF SHARES
                                                                BENEFICIALLY         BENEFICIALLY
                 NAME OF BENEFICIAL HOLDER                        OWNED(1)              OWNED
                 -------------------------                      ------------         ------------
Centre Partners Group(2)....................................     3,899,762               28.1%
Mr. Leonhard Dreimann(3)....................................       965,902                6.9
Mr. William B. Rue(3).......................................       468,776                3.3
Mr. David C. Sabin(4).......................................       627,924                4.5
Mr. John E. Thompson(5).....................................        15,000                  *
Mr. Frank Devine(6).........................................        45,450                  *
Mr. Bert Doornmalen(6)......................................        10,500                  *
Mr. Robert A. Bergmann......................................             0                  *
Mr. Bruce G. Pollack(2).....................................             0                  *
All Directors and executive officers as a group (8
  persons)(7)...............................................     2,133,552               15.4%

---------------

 *  Less than 1%.


(1) Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficially owned shares include shares subject to options exercisable within 60 days of November 17, 1999.



(2) Consists of an aggregate of 370,349 shares of Common Stock and 40,000 shares of Series A Preferred Stock: (i) 113,994 shares of Common Stock and 12,312 shares of Series A Preferred Stock owned of record by Centre Capital Investors II, L.P. ("Investors II"), (ii) 37,089 shares of Common Stock and 4,006 shares of Series A Preferred Stock owned of record by Centre Capital Tax-Exempt Investors II, L.P. ("Tax-Exempt II"), (iii) 24,802 shares of Common Stock and 2,679 shares of Series A Preferred Stock owned of record by Centre Capital Offshore Investors II, L.P. ("Offshore II"), (iv) 1,750 shares of Common Stock and 189 of Series A Preferred Stock shares owned of record by Centre Parallel Management Partners, L.P. ("Parallel"), (v) 19,602 shares of Common Stock and 2,117 shares of Series A Preferred Stock owned of record by Centre Partners Coinvestment, L.P. ("Coinvestment") and (vi) 173,112 shares of Common Stock and 18,697 shares of Series A Preferred Stock owned of record of the State Board of Administration of Florida (the "Florida Board"). As of November 19, 1999, the 40,000 shares of Series A Preferred Stock were convertible into 3,529,412 shares of the Common Stock. Investors II, Tax-Exempt II and Offshore II are limited partnerships, of which the general partner of each is Centre Partners II, L.P. ("Partners II"), and of which Centre Partners Management LLC ("Centre Management") is an attorney-in-fact. Parallel and Coinvestment are also limited partnerships. In its capacity as manager of certain investments for the Florida Board pursuant to a management agreement, Centre Management is an attorney-in-fact of Parallel. Centre Partners II LLC is the ultimate general partner of each of Investors II, Tax-Exempt II, Offshore II, Parallel and Coinvestment. Bruce G. Pollack is Managing Director of Centre Management and Centre Partners II LLC and as such may be deemed to beneficially own and share the power to vote or dispose of the Common Stock and Series A Preferred Stock held by Investors II, Tax-Exempt II, Offshore II, Parallel, Coinvestment and the Florida Board. Mr. Pollack disclaims the beneficial ownership of such Common Stock and Series A Preferred Stock.


(3) Includes, with respect to Mr. Dreimann, 284,184 shares beneficially owned as a result of Mr. Dreimann's 40.8% ownership of Dominator Investors Group, a Hong Kong corporation ("Dominator"), and 217,988 shares of Common Stock which may be acquired upon the exercise of immediately exercisable options. Includes, with respect to Mr. Rue, 62,805 shares beneficially owned as a result of Mr. Rue's 9.0% ownership of Dominator and 300,487 shares of Common Stock which may be acquired upon the exercise of immediately exercisable options.

(4) Includes 270,488 shares of common stock which may be acquired upon the exercise of immediately exercisable stock options. Also includes (i) 191,601 shares owned by Duquesne Financial Corporation ("Duquesne"), a corporation which is owned by Susan Sabin, and (ii) 60,000 shares owned by Susan Sabin. Susan Sabin is David Sabin's wife. Mr. Sabin disclaims beneficial ownership of all shares owned by Duquesne and Susan Sabin.

(5) Includes 7,500 shares of Common Stock which may be acquired upon the exercise of immediately exercisable options.

(6) Includes, with respect to each of Messrs. Doornmalen and Devine, 10,500 shares and 31,500 shares, respectively, of Common Stock which may be acquired upon the exercise of immediately exercisable options.

(7) Includes an aggregate of 838,463 shares which may be acquired by Directors and officers of the Company upon the exercise of immediately exercisable options. See footnotes 3 through 6 above.

     The addresses of the persons shown in the table above who are beneficial owners of more than five percent of the Company's Common Stock are as follows:
Centre Partners Management LLC, 30 Rockefeller Plaza, Suite 5050, New York, New York 10020; and Messrs. Dreimann, Rue and Sabin, 550 Business Center Drive, Mount Prospect, Illinois 60056.

SECTION 16 REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of the outstanding Common Stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater-than-10% beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of the forms furnished to the Company and other information, we believe that all of these reporting persons complied with their filing requirement for fiscal 1999, except that each of Messrs. Dreimann, Sabin and Rue filed a Form 5 to report certain dispositions of shares made during the year.

CERTAIN TRANSACTIONS

     On July 28, 1998, the Company issued $40.0 million of Series A Preferred Stock to affiliates of Centre Partners Management LLC ("Centre Partners") in connection with a Stock Purchase Agreement dated July 15, 1998 (the "Preferred Stock Agreement"). The Series A Preferred Stock is generally non-dividend bearing and is currently convertible into 3,529,412 shares of Common Stock (reflecting a $11.33 per share conversion price). Centre Partners is a private investment firm that manages the commitments and assets of Centre Capital Investors II, L.P. and related entities.

     In connection with the issuance of the Series A Preferred Stock, the Company paid Centre Partners a $500,000 transaction fee. The Preferred Stock Agreement provides that Centre Partners generally has the right to designate two directors as long as it and its affiliates own at least 12.5% of the total voting power of the Company and one director as long as it and its affiliates own at least 7.5% of the total voting power of the Company. Centre Partners has designated Robert A. Bergmann and Bruce G. Pollack to serve as directors of the Company. The affiliates of Centre Partners and the Company also entered into a Registration Rights Agreement which grants such affiliates certain demand and piggyback registration rights with respect to their shares of Series A Preferred Stock and shares of the Common Stock which are issuable upon conversion thereof.

     Reference is made to "Compensation Committee Interlocks and Insider Participation" above for a discussion of the relationships between the Company and each of Markpeak, Ltd. and Shapiro, Devine and Craparo, Inc.

     The Company believes that each of the above transactions were on terms which were no less favorable to the Company than would have been available in similar transactions with unaffiliated third parties.

                 PROPOSAL 2: APPROVE AMENDMENT TO THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has voted to recommend to the shareholders that the Company amend its Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares (the "Amendment"). Shares of the Company's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights.

     The Company currently has 20,000,000 authorized shares of Common Stock. Of those shares, 10,343,249 are currently outstanding and 5,135,944 shares are reserved for issuance upon exercise of stock options or conversion of the Series A Preferred Stock. Accordingly, without the Amendment, the Company would have the authority to issue only 4,520,807 additional shares of Common Stock.

     If this Proposal No. 2 is approved, under Delaware law and the Restated Certificate of Incorporation the Board of Directors will have the authority to issue approximately 24,520,807 shares of Common Stock of the Company without further shareholder action or approval. The Board of Directors does not currently intend to seek shareholder approval for any future issuance of additional shares of Common Stock, unless shareholder action is required in a specific case by applicable law, by the rules of any applicable stock exchange, or by the Restated Certificate of Incorporation or By-Laws of the Company then in effect. Frequently, opportunities arise that require prompt action and the Company believes that the delay necessary for shareholder approval of a specific issuance could be detrimental to the Company and its shareholders.

     The Board may choose to use the additional shares proposed for authorization pursuant to this Proposal No. 3 for acquisitions of other companies, the declaration of future stock dividends, future financings, employee benefit plans for other corporate purposes. The Board of Directors believes that the increase in the number of authorized shares of Common Stock will give the Company flexibility in meeting possible future needs of the Company's business and ensure prompt availability of shares for issuance should the occasion arise.

     The additional shares of Common Stock authorized for issuance pursuant to this Proposal No. 3, if and when issued, will have all of the rights and privileges which the presently outstanding shares of Common Stock possess under the Company's Restated Certificate of Incorporation. The increase in authorized shares would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock would continue to have one vote per share on all matters to be voted on by the shareholders, including the election of directors.

     The issuance of any additional shares of Common Stock by the Company may, depending on the circumstances under which those shares are issued, reduce shareholders' equity per share and may reduce the percentage ownership of Common Stock of existing shareholders. In addition, although not intended to, the proposed increase in the authorized but unissued number of shares of Common Stock could be used to make more difficult a change in control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, and possibly dilute the interest of a party attempting to obtain control of the Company. The Company is not aware, however, of any pending or threatened efforts to obtain control of the Company and the Board of Directors has no current intention to use the additional shares of Common Stock in order to impede a takeover attempt.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

                        PROPOSAL 3. INDEPENDENT AUDITORS

     We are asking you to ratify the Board selection of Deloitte & Touche LLP as independent auditors for fiscal 2000.

     Deloitte & Touche LLP has audited the Company's financial statements for each fiscal year since the fiscal year ended July 1, 1989. Representatives of Deloitte & Touche LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR FISCAL 2000.

                    INFORMATION ABOUT STOCKHOLDER PROPOSALS


     If you wish to submit proposals to be included in our 2000 proxy statement, we must receive them on or before July 16, 2000. Please address your proposals to: WILLIAM B. RUE, PRESIDENT AND CHIEF OPERATING OFFICER, SALTON, INC., 550 BUSINESS CENTER DRIVE, MOUNT PROSPECT, ILLINOIS 60056.


     Under our By-laws, if you wish to nominate directors or bring other business before the stockholders:

     - You must notify the Secretary in writing not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, you may notify us not earlier than 90 days before such annual meeting and not later than the later of (1) the 60th day prior to such annual meeting or (2) 10 days after the first public announcement of the meeting date.

     - Your notice must contain the specific information required in our By-laws.

     Please note that these requirements relate only to matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC's requirements to have your proposal included in our proxy statement.

     If you would like a copy of our By-laws, we will send you one without charge. Please write to the Secretary of the Company.

                                          By Order of the Board of Directors

                                          /s/ David C. Sabin
                                          ---------------------------
                                          David C. Sabin
                                          Secretary

December 7, 1999

PROXY                                                                      PROXY
                                  SALTON, INC.

                        ANNUAL MEETING/JANUARY 13, 2000

                      SOLICITED BY THE BOARD OF DIRECTORS


  Leonhard Dreimann, David C. Sabin and William B. Rue, or any one or more of them, each with power of substitution, are authorized to vote the shares of the undersigned at the annual meeting of stockholders of Salton, Inc. to be held January 13, 2000 and at any adjournment of that meeting. They shall vote on the matters described in the proxy statement accompanying the notice of meeting in accordance with the instructions on the reverse side of this card, and in their discretion on such other matters as may come before the meeting.

  IF NO SPECIFIC INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.



                        PLEASE SIGN ON THE REVERSE SIDE
--------------------------------------------------------------------------------


                                  SALTON, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]
                         (CONTINUED FROM REVERSE SIDE)

     [                                                                         ]

     IF NO SPECIFIC INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

                                                     For            For All
1. Election of Class II Directors                    All  Withhold  Except   2. Approval of the Amendment to    For  Against Abstain
   Nominees: Bert Doornmalen, Bruce G. Pollack       [ ]    [ ]       [ ]       the Restated Certificate of     [ ]    [ ]     [ ]
   FOR all nominees;                                                            Incorporation
   Withhold my vote from nominees; or For all nominees
   except any whose name I have crossed out                                  3. Ratification of the selection   For  Against Abstain
                                                                                of Deloitte & Touche LLP as     [ ]    [ ]     [ ]
                                                                                independent accountants

                                                                             4. In their discretion, on any     For  Against Abstain
                                                                                other matter that may properly  [ ]    [ ]     [ ]
                                                                                come before the meeting

                                                                             Dated:                                       ,
                                                                                   ---------------------------------------  --------

                                                                                   -------------------------------------------------

                                                                                   -------------------------------------------------
                                                                                                         (Signature(s))

                                                                              Please sign exactly as your name appears above and
                                                                              return this proxy immediately in the enclosed reply
                                                                              envelope. If signing for a corporation or partnership,
                                                                              or as agent, attorney or fiduciary, indicate the
                                                                              capacity in which you are signing.
------------------------------------------------------------------------------------------------------------------------------------
                                                      - FOLD AND DETACH HERE -

                      PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.